Exhibit 10.1

AMENDMENT TO THE

LIFEPOINT HEALTH, INC.

2013 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT to the LifePoint Health, Inc. 2013 Long-Term Incentive Plan (the “Plan”) is effective as of the 2nd day of June, 2015.

WHEREAS, LifePoint Health, Inc. (the “Company”) established the Plan to motivate, retain, and reward high-quality service providers by enabling them to acquire or increase a proprietary interest in the Company through stock ownership and other rights;

WHEREAS, Section 10(e) of the Plan provides that the Board of Directors of the Company may amend the Plan; and

WHEREAS, the Board of Directors of the Company desires to amend the Plan to increase the number of shares of the Company’s stock that are authorized for issuance pursuant to awards granted under the Plan by 3,368,611 shares, resulting in a total of 6,968,611 shares authorized and reserved for issuance under the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.                                        By replacing Section 4(a) in its entirety as follows:

(a)                                 Limitation on Overall Number of Shares Available for Delivery Under Plan.  Subject to adjustment as provided in Section 10(c) hereof, the total aggregate number of Shares authorized and reserved for delivery under the Plan shall be six million nine hundred sixty-eight thousand six hundred eleven (6,968,611), consisting of three million six hundred thousand (3,600,000) Shares initially reserved when the Plan was adopted and three million three hundred sixty-eight thousand six hundred eleven (3,368,611) Shares added by amendment effective June 2, 2015.  Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares; provided, however, that any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and 09/100 (2.09) Shares for every one (1) Share granted.

II.                                   By replacing Section 4(c)(iv) in its entirety as follows:

(iv)                              Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of Incentive Stock Options shall be six million nine hundred sixty-eight thousand six hundred eleven (6,968,611) Shares.  In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

Except as otherwise set forth herein, all other terms and provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on the date first written above.

LIFEPOINT HEALTH, INC.

By:	/s/ John P. Bumpus
Name:	John P. Bumpus
Title:	Executive Vice President and Chief Administrative Officer